Exhibit 10.20

RESTRICTED STOCK AWARD AGREEMENT

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

This Agreement (this “Agreement”) dated [        ] (“Grant Date”), between The Toro Company, a Delaware corporation (“Toro”), and [           ] (“you”) sets forth the terms and conditions of the grant to you of a restricted stock award (this “Restricted Stock Award”) of [       ] shares of common stock, par value $1.00 per share, of Toro (“Award Shares”) under The Toro Company 2010 Equity and Incentive Plan, as amended (the “Plan”).  This Restricted Stock Award is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Restricted Stock Award Acceptance Agreement should you decide to accept this Restricted Stock Award.  All of the terms in this Agreement and the Restricted Stock Award Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.  Except as otherwise indicated, for purposes of this Agreement and the Restricted Stock Award Acceptance Agreement, any reference to “Employer” shall mean the entity (Toro or any Affiliate or Subsidiary) that employs you.

1.                                      Vesting and Forfeiture.

(a)                                 Except as provided in Sections 1(b), 1(c), 5, 6 and 7 of this Agreement, your interest in the Award Shares will vest and become nonforfeitable [on the         anniversary after the Grant Date/in          as equal as possible installments on each of the                anniversaries after the Grant Date (rounding down to the nearest whole Share on the vesting date(s), if necessary)].

(b)                                 If your employment or other service with the Employer is terminated by reason of your death or Disability before your interest in all of the Award Shares subject to this Award has vested and become nonforfeitable under Section 1(a), then you will forfeit all of the Award Shares subject to this Restricted Stock Award except those Award Shares in which you have pursuant to Section 1(a) a nonforfeitable interest on the date your employment or other service with the Employer so terminates.

(c)                                  If your employment or other service with the Employer is terminated for any reason other than your death or Disability, before your interest in all of the Award Shares subject to this Award has vested and become nonforfeitable under Section 1(a), then you will forfeit all of the Award Shares subject to this Restricted Stock Award except those Award Shares in which you have pursuant to Section 1(a) a nonforfeitable interest on the date your employment or other service with the Employer so terminates.

(d)                                 Notwithstanding anything to the contrary in the Plan, and unless otherwise determined by the Committee in its sole discretion, your termination date shall be the date on which your active employment or other service ceases and shall not be extended by any notice of termination of employment or severance period provided to you by contract or practice of Toro or the Employer or mandated under local law, unless otherwise required by applicable law.

2.                                      Shareholder Status.  Unless and until your Award Shares are forfeited, you will have the right to vote the Award Shares.  If you forfeit the Award Shares, at the same time you will forfeit your right to vote the Award Shares.  Any stock or cash dividends (including without limitation regular cash dividends) or other distributions of property made with respect Award Shares that remain subject to forfeiture under Section 1(a) shall be held by Toro, and your right to receive such dividends or other property shall be forfeited or shall vest and become nonforfeitable at the same time the Award Shares with respect to which the dividends or other property are attributable are forfeited or vest and become nonforfeitable.  Except for the rights set forth in this Section 2, you shall have no rights as a shareholder of Toro with respect to the Award Shares until your interest in the Award Shares vests and becomes non-forfeitable.

3.                                      Issuance of Shares.  Toro will issue the Award Shares to you in book-entry or certificate form or issue and deposit the Award Shares for your benefit with any broker with which you have an account relationship or Toro has engaged to provide such services under the Plan. Toro’s Vice President, Secretary and General Counsel will direct Toro’s transfer agent or broker not to honor any requests by you to transfer the Award Shares or to issue a physical stock certificate representing such Award Shares and any distributions made with respect to such Award Shares (including without limitation regular cash dividends) until such time that your interest in the Award Shares vests and becomes non-forfeitable.  As soon as practicable after each date as of which your interest in any Award Shares vests and becomes nonforfeitable under Section 1(a) or 6 of this Agreement, Toro will direct its transfer agent or broker to honor any requests thereafter by you to transfer such Award Shares (together with any distributions made with respect to such Award Shares that have been held by Toro) or to issue a physical stock certificate representing such Award Shares.  If the Award Shares are forfeited under Section 1 of this Agreement or if this Restricted Stock Award is terminated and forfeited under Section 5 or 6 of this Agreement, the Award Shares (together with any distributions made with respect to such Award Shares that have been held by Toro) will automatically revert back to Toro.

4.                                      No Transfer. You may not transfer this Restricted Stock Award, the Award Shares or any rights granted under this Restricted Stock Award other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

5.                                      Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Restricted Stock Award, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to Toro all or any Award Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with the Employer in connection with any Awards granted under the Plan, including this Restricted Stock Award, or any Award Shares issued upon the exercise or vesting of any Awards, including this Restricted Stock Award.  This Section 5 shall not apply following a Change of Control.

6.                                      Clawback, Forfeiture or Recoupment.  Any Award Shares issued to you under this Restricted Stock Award will be subject to the forfeiture provision contained in Section 13.6(b) of the Plan as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by Toro either prior to or after the date of this Agreement

7.                                      Change of Control.  In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this Restricted Stock Award.

8.                                      Section 83(b) Election.  You hereby acknowledge that you have been informed that, with respect to the grant of this Restricted Stock Award and within thirty (30) days of the Grant Date, you may file an election with the Internal Revenue Service electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of this Restricted Stock Award on the Grant Date.  You further acknowledge that it is your sole responsibility to timely file the election under Section 83(b) of the Code if you choose to make such an election.  You should consult your personal tax or financial advisor with any questions regarding whether to make a Section 83(b) election.  If you make such an election, you are required under the terms of the Plan to promptly provide Toro with a copy of the election form.

9.                                      Tax Withholding.  Toro will deduct or withhold from the Award Shares any federal, state, local or other taxes of any kind required by law to be withheld with respect to income recognized in connection with this Restricted Stock Award or will take such other action as may be necessary in the opinion of Toro to satisfy all obligations for the payment of such taxes.  Any Award Shares withheld to pay such tax withholding obligations will be valued at their Fair Market Value on the date the withholding is to be determined, but in no event shall such withholding exceed the minimum statutory withholding requirement.

10.                               No Right to Continue Employment or Service.  Neither the Plan, this Restricted Stock Award, nor any related material shall give you the right to continue in employment by or perform services to the Employer or shall adversely affect the right of the Employer to terminate your employment or service relationship with or without cause at any time.

11.                               Governing Law.  This Agreement and the Restricted Stock Award Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

12.                               Electronic Delivery.  Toro, in its sole discretion, may decide to deliver any documents related to this Restricted Stock Award granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Toro or a third party designated by Toro.

13.                               Venue.  In accepting this Restricted Stock Award, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this Restricted Stock Award and this Agreement.

14.                               Binding Effect. This Agreement shall be binding upon Toro and you and its and your respective heirs, executors, administrators and successors.

15.                               Conflict.  To the extent the terms of this Agreement or the Restricted Stock Award Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the Restricted Stock Award Acceptance Agreement.

16.                               Non-Negotiable Terms.  The terms of this Agreement and the Restricted Stock Award Acceptance Agreement are not negotiable, but you may refuse to accept this Restricted Stock Award by notifying Toro’s Vice President, Secretary and General Counsel, or Managing Director, HR & Total Rewards, as applicable, in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached Restricted Stock Award Acceptance Agreement.

[ ]	By:
Chairman and CEO

RESTRICTED STOCK AWARD ACCEPTANCE AGREEMENT

                              , 20

I hereby agree to the terms and conditions governing the Restricted Stock Award as set forth in the Restricted Stock Award Agreement, this Restricted Stock Award Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the Restricted Stock Award, I hereby acknowledge that:

(a)                                 The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the Restricted Stock Award Agreement or this Restricted Stock Award Acceptance Agreement;

(b)                                 The grant of the Restricted Stock Award is voluntary and occasional and does not create any contractual or other right to receive future Restricted Stock Awards, or benefits in lieu of Restricted Stock Awards, even if Restricted Stock Awards have been granted repeatedly in the past;

(c)                                  All decisions with respect to future Restricted Stock Award grants, if any, will be at the sole discretion of Toro;

(d)                                 I am voluntarily participating in the Plan;

(e)                                  The Restricted Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Toro or the Employer;

(f)                                   In the event I am not an employee of Toro, this Restricted Stock Award will not be interpreted to form an employment contract or relationship with Toro;

(g)                                  The future value of the Award Shares subject to the Restricted Stock Award is unknown and cannot be predicted with certainty and if the Restricted Stock Award vests and the Award Shares become non-forfeitable in accordance with the terms of the Restricted Stock Award Agreement or this Restricted Stock Award Acceptance Agreement, the value of those Award Shares may increase or decrease;

(h)                                 In consideration of the grant of the Restricted Stock Award, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Award or diminution in value of the Restricted Stock Award or Award Shares resulting from termination of my employment or service by Toro the Employer (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Restricted Stock Award, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(i)                                     In the event of termination of my employment or other service (whether or not in breach of local labor laws), my right to receive the Restricted Stock Award and vest in the Restricted Stock Award under the Plan, if any, will terminate effective as of the date of termination of my active employment or other service as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of Toro or the Employer or mandated under local law; furthermore, in the event of termination of my employment or other service (regardless of any contractual or local law requirements), my right to vest in the Restricted Stock Award after such termination, if any, will be measured by the date of termination of my active employment or other service and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of Toro or the Employer or mandated under local law;  the Committee shall have the sole discretion to determine the date of termination of my active employment or service for purposes of the Restricted Stock Award;

(j)                                    Neither Toro nor the Employer is providing any tax, legal or financial advice, nor is Toro or the Employer making any recommendations regarding my participation in the Plan or my acceptance of the Restricted Stock Award; and

(k)                                 I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the U.S. Prospectus relating to the Plan and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept the Restricted Stock Award on the terms stated in the Restricted Stock Award Agreement or this Restricted Stock Award Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel, or Managing Director, HR & Total Rewards, as applicable, to decline the grant.

Signature:
Print Name:
Date: